Exhibit 99.1

BEACON STRENGTHENS GOVERNANCE, SHIFTS FISCAL YEAR END

HERNDON, VA.—(BUSINESS WIRE)—August 17, 2021—Beacon (Nasdaq: BECN) (the “Company”) announced today that its Board of Directors approved updates to the Nominating and Governance Committee (“NGC”) Charter and membership, as well as a change to the Company’s fiscal year end.

The NGC Charter was updated to explicitly state the committee’s role overseeing governance of the Company’s corporate social responsibility, safety, and environmental practices. The NGC Charter was also updated to further emphasize the commitment made by the Board in its Corporate Governance Guidelines to recruiting diverse candidates to serve on the Beacon Board of Directors. Furthermore, at the Company’s August Board meeting, the Board approved the addition of recently elected Board member, Earl Newsome, Jr., to the NGC.

The Company has also announced that it will change its fiscal year end from September 30 to December 31, which will be effective beginning January 1, 2022, for the year ending December 31, 2022. The Company plans to file an Annual Report on Form 10‑K for fiscal year 2021, which will end September 30, 2021, and a transition report on Form 10‑QT for the transition period from October 1, 2021, to December 31, 2021. This change better aligns the Company’s financial reporting calendar with many of its industry peers and provides internal benefits by shifting the timing of the budgeting, physical inventory, and performance review cycles away from the Company’s busiest time of year.

“We are privileged to have a high-caliber Board that is characterized by its diverse backgrounds, broad perspectives and thought leadership,” commented Julian Francis, President and CEO of Beacon. “The Board’s actions reinforce Beacon’s commitment to a set of governance principles that include the full spectrum of ESG initiatives. Additionally, as we continue to position the company for growth, we feel the reporting calendar change will prove to be extremely beneficial by promoting both internal efficiencies and better external comparability.”

About Beacon

Founded in 1928, Beacon is a Fortune 500, publicly traded distributor of roofing materials and complementary building products in North America, operating over 400 branches throughout all 50 states in the U.S. and 6 provinces in Canada. Beacon serves an extensive base of over 90,000 customers, utilizing its vast branch network and diverse service offerings to provide high-quality products and support throughout the entire business lifecycle. Beacon offers its own private label brand, TRI-BUILT, and has a proprietary digital account management suite, Beacon PRO+, which allows customers to manage their businesses online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com

INVESTOR CONTACT	MEDIA CONTACT
Binit Sanghvi	Jennifer Lewis
Head of Investor Relations	VP, Communications and Corporate Social Responsibility
Binit.Sanghvi@becn.com	Jennifer.Lewis@becn.com
972-369-8005	571-752-1048